Exhibit 99(j)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlights" and "Custodian, Transfer and Dividend Disbursing Agent, Independent Auditors and Legal Counsel" in Post-Effective Amendment No. 15 under the Securities Act of 1933 and Amendment No. 16 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A, Nos. 33-81396 and 811-08614) and related Prospectus and Statement of Additional Information of Brandes Institutional Trust and to the incorporation by reference therein of our report dated December 18, 2001, with respect to the financial statements and financial highlights of Brandes Institutional International Equity Fund, included in the Annual Report for the year ended October 31, 2001, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP


Los Angeles, California
February 26, 2002